EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

SECOND QUARTER FISCAL 2018 FINANCIAL RESULTS

▪

Second quarter sales of $110.2 million increased 22.8% over the first quarter of fiscal 2018 and 6.9% over the second quarter of fiscal 2017, primarily driven by aerospace market sales of $59.0 million, up 26.0% over the first quarter of fiscal 2018 and 19.2% over the second quarter of fiscal 2017.

▪	Second quarter net loss of $(2.1) million, or $(0.17) per diluted share, compared to net loss of $(1.9) million, or $(0.15) per diluted share, for the same period of fiscal 2017.
▪	Backlog of $212.3 million at March 31, 2018, an increase of 3.2% from $205.7 million at December 31, 2017.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, May 3, 2018 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the second quarter of fiscal 2018 ended March  31, 2018.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“After a difficult start to the quarter, business conditions improved each month resulting in a solidly profitable March, and March was also our highest order entry month in over two years.  Aerospace shipments were almost $60 million in the quarter, and shipments into the chemical processing market hit the one-million-pound level, including some specialty application projects which had been low in the past three quarters.  The investments in our cold-finishing area over the first half of fiscal 2018 resulted in production levels 17% higher than the same period last year, allowing us to ship higher volumes of aerospace products. In addition, our new LaPorte service center location is ramping up quickly, which is helping drive higher sales levels,” said Mark Comerford, President and Chief Executive Officer.  “As the business continues to recover, we have the temporary headwind of shipping the lower margin orders from the backlog taken in prior quarters; we typically take two to three quarters to clear the impact of the lower-priced mix from our results. In addition, stronger market pricing levels as well as higher raw material market prices should provide pricing strength as we move into the second half of fiscal 2018.”

2nd Quarter Results

Net Revenues.  Net revenues were $110.2 million in the second quarter of fiscal 2018, an increase of 6.9% from $103.1 million in the same period of fiscal 2017.   Volume was 4.7 million pounds in the second quarter of fiscal 2018, a decrease of 3.1% from 4.8 million pounds in the same period of fiscal 2017.  The decrease in volume was primarily due to a decline in shipments into the industrial gas turbine market during the second quarter of fiscal 2018 due to continued weak demand.  The product-sales average selling price was $22.28 per pound in the second quarter of fiscal 2018, an increase of 13.2% from $19.68 per pound in the same period of fiscal 2017.  The average selling price increased primarily due to a higher-value product mix and higher raw material market prices, which increased average selling prices per pound by approximately $1.63 and $1.47, respectively, partially offset by pricing competition and other factors, which decreased average selling price per pound by approximately $0.50.

Cost of Sales. Cost of sales was $98.8 million, or 89.6% of net revenues, in the second quarter of fiscal 2018 compared to $93.3 million, or 90.5% of net revenues, in the same period of fiscal 2017. Cost of sales in the second quarter of fiscal 2018 increased by $5.4 million as compared to the same period of fiscal 2017 due to sales of higher-value products and higher raw material costs.

Gross Profit.  As a result of the above factors, gross profit was $11.5 million for the second quarter of fiscal 2018, an increase of $1.7 million from the same period of fiscal 2017. Gross margin as a percentage of net revenue increased to 10.4% in the second quarter of fiscal 2018 as compared to 9.5% in the same period of fiscal 2017.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $12.3 million for the second quarter of fiscal 2018, an increase of $1.7 million from the same period of fiscal 2017.  This increase is primarily attributable to higher management incentive compensation accruals of $0.9 million, higher bad-debt expense of $0.6 million due to the bankruptcy of one customer and higher expense due to foreign exchange losses of $0.3 million.  Selling, general and administrative expense as a percentage of net revenues increased to 11.1% for the second quarter of fiscal 2018 compared to 10.2% for the same period of fiscal 2017.

Research and Technical Expense.  Research and technical expense was $1.0 million, or 0.9% of revenue, for the second quarter of fiscal 2018, similar to the expense in the same period of fiscal 2017.

Operating Income/(Loss).  As a result of the above factors, operating loss in the second quarter of fiscal 2018 was $(1.8) million compared to operating loss of $(1.7) million in the same period of fiscal 2017.

Income Taxes.  Income tax benefit was $(0.1) million in the second quarter of fiscal 2018, a difference of $(0.1) million from the second quarter of fiscal 2017. The effective tax rate for the second quarter of fiscal 2018 was (2.9)%, compared to 2.4% in the same period of fiscal 2017.  The change in effective tax rate for the second quarter of fiscal 2018 as compared to the same period of fiscal 2017 is primarily attributable to a difference in tax jurisdictions and amounts with which pre-tax losses were incurred.

Net Income/(Loss).  As a result of the above factors, net loss in the second quarter of fiscal 2018 was $(2.1) million, a difference of $0.2 million from net loss of $(1.9) million in the same period of fiscal 2017.

Six Months Results

Net Revenues.   Net revenues were $199.9 million in the first six months of fiscal 2018, an increase of 1.7% from $196.5 million in the same period of fiscal 2017.   Volume was 8.6 million pounds in the first six months of fiscal 2018, a decrease of 2.4% from 8.8 million pounds in the same period of fiscal 2017.  The decrease in volume was primarily due to a decline in industrial gas turbine shipments due to weak demand.  The product-sales average selling price was $21.77 per pound in first six months of fiscal 2018, an increase of 4.8% from $20.78 per pound in the same period of fiscal 2017.  The average selling price increased as a result of higher market raw material prices, and a higher-value product mix by approximately $1.23 and $0.51, respectively, partially offset by increased pricing competition and other factors, which decreased average selling price per pound by approximately $0.75.

Cost of Sales.  Cost of sales was $181.4 million, or 90.8% of net revenues, in the first six months of fiscal 2018 compared to $176.2 million, or 89.7% of net revenues, in the same period of fiscal 2017.  This $5.2 million increase was primarily due to a higher-value product mix, lower manufacturing cost absorption and costs associated with relocating the Lebanon service center to LaPorte as previously announced.

Gross Profit.   As a result of the above factors, gross profit was $18.5 million for the first six months of fiscal 2018, a decrease of $1.8 million from the same period of fiscal 2017. Gross profit as a percentage of net revenue decreased to 9.2% in the first six months of fiscal 2018 as compared to 10.3% in the same period of fiscal 2017.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $23.1 million for the first six months of fiscal 2018, an increase of $2.2 million from the same period of fiscal 2017.  The increase in the first six months of fiscal 2018 is primarily attributable to higher expense due to foreign exchange losses of $1.2 million, higher management incentive compensation accruals of $1.2 million and higher bad-debt expense of $0.6 million due to the bankruptcy of one customer, partially offset by $0.5 million in lower expense due to cost reductions.  Selling, general and administrative expense as a percentage of net revenues increased to 11.5% for the first six months of fiscal 2018 compared to 10.6% for the same period of fiscal 2017.

Research and Technical Expense.  Research and technical expense was $1.9 million, or 0.9% of revenue, for the first six months of fiscal 2018, compared to a similar amount in the same period of fiscal 2017.

Operating Income/(Loss).  As a result of the above factors, operating loss in the first six months of fiscal 2018 was $(6.4) million compared to an operating loss of $(2.5) million in the same period of fiscal 2017.

Income Taxes.  Income tax expense was $17.7 million in the first six months fiscal 2018, a difference of $18.0 million from a benefit of $0.3 million in the same period of fiscal 2017.  The higher tax for the first six months of fiscal 2018 as compared to the same period of fiscal 2017 is primarily attributable to the passage of the Tax Reform and Jobs Act during fiscal 2018, which required the Company to revalue its deferred tax assets based on the lowering of the statutory tax rate of 35% to 21% (24.5% in fiscal 2018).  See “Impact of the Tax Cuts and Jobs Act on Deferred Tax Assets” and Note 4 to the condensed consolidated financial statements in the Form 10-Q for the second quarter of fiscal 2018 for additional discussion of the expected impact of the Tax Cuts and Jobs Act.

Net Income/(Loss).  As a result of the above factors, net loss for the first six months of fiscal 2018 was $(24.6) million, an increase in loss of $22.0 million from net loss of $(2.6) million in the same period of fiscal 2017.

Volumes, Competition and Pricing

The Company is increasing utilization of its new cold-finished sheet and coil capability.  The production rate for cold-finishing over the first six months of fiscal 2018 was 17.3% higher than the same period last year. Volume shipped to the aerospace industry was 2.6 million pounds, which is an 11.0% increase over last fiscal year’s second quarter and a 27.4% increase sequentially over the first quarter of fiscal 2018. In addition, volume shipped into the chemical processing market continues to improve, showing positive signs of a market recovery, with 1.0 million pounds shipped, a 29.7% increase over last fiscal year’s second quarter and a 45.6% increase sequentially over the first quarter of fiscal 2018.  Specialty application projects shipped at a moderately better level in the quarter of fiscal 2018.  In addition, volume shipped into other markets was 0.5 million pounds, which is a 36.9% increase over last fiscal year’s second quarter and a 44.3% increase sequentially over the first quarter of fiscal 2018 primarily due to strength in the flue-gas desulfurization market.  Conversely, volume shipped in the industrial gas turbine market declined to 0.6 million pounds, which is 54.4% lower than last fiscal year’s second quarter, and 26.9% lower sequentially than the first quarter of fiscal 2018 as this market continues to suffer from weak demand particularly from the large industrial OEM customers. Overall volume in the second quarter of fiscal 2018 was 4.7 million pounds, which is 3.1% lower than last fiscal year’s second quarter, but 19.9% higher sequentially than the first quarter of fiscal 2018.   The product average selling price per pound in the second quarter of fiscal 2018 was $22.28, which is a 13.2% increase over last fiscal year’s second quarter and a 5.3% increase sequentially over the first quarter of fiscal 2018.  The year-over-year increase was driven by moderately higher shipments of high-value specialty application projects, the effect of announced price increases and increases under many of the Company’s long-term agreements with customers according to periodic escalating clauses relating to the market price of certain raw materials, primarily nickel.

Gross Profit Margin Trend Performance

The favorable trend of recovering gross profit margins and gross profit margin percentage continued in the second quarter of fiscal 2018 with gross margin dollars at $11.5 million and gross margin percentage at 10.4%, both higher than the previous four quarters.   Improvement was largely attributable to better product mix, higher volumes and stronger pricing levels.  Continued improvement is expected over the second half of fiscal 2018 with strengthening volumes and rising raw material prices partly offset by the continued shipments of lower-value orders from the backlog that were taken in prior quarters.

Backlog

Backlog was $212.3 million at March 31, 2018, an increase of $6.6 million, or 3.2%, from $205.7 million at December 31, 2017.  Backlog pounds decreased during the second quarter of fiscal 2018 by 3.8%, primarily due the shipment of certain special projects.  The increase in average selling price of $27.35 per pound at March 31, 2018 compared to $25.48 per pound at December 31, 2017 reflects the widespread price increases that took effect in the second quarter of fiscal

2018 and a higher-value mix of products.  Aerospace and other markets had higher order entry and improving backlog levels, as compared to the prior quarter.  The average market price for nickel increased during the second quarter by 17.4%.

Capital Spending

During the first six months of fiscal 2018, capital investment was $6.3 million, and total planned capital expenditures for fiscal 2018 are expected to be $12.0 million.

Working Capital

Working capital increased in conjunction with backlog increasing and corresponding increased production and sales levels.  Backlog increased $35.0 million or 19.8% in the first six months of fiscal 2018 and sales revenue increased sequentially from the first quarter to the second quarter of fiscal 2018 by $20.5 million or 22.9%.  Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $284.4 million at March 31, 2018, an increase of $25.2 million or 9.7%, from $259.1 million at September 30, 2017. This increase resulted primarily from inventory increasing $23.4 million and accounts receivable increasing $4.1 million, partially offset by accounts payable and accrued expenses increasing by $2.3 million during the first six months of fiscal 2018. This resulted in a decrease in cash of $28.8 million over the first six months of fiscal 2018.  As cash collections increase with the higher second quarter sales, cash balances are expected to improve over the second half of fiscal 2018.

Liquidity

During the first six months of fiscal 2018, the Company’s primary source of cash was cash on-hand.  At March 31, 2018, the Company had cash and cash equivalents of $17.5 million compared to $46.3 million at September 30, 2017. Of that amount,  the Company had cash and cash equivalents of $10.2 million held by foreign subsidiaries in various currencies.

Net cash used in operating activities in the first six months of fiscal 2018 was $(17.0) million compared to net cash provided by operating activities of $11.2 million in the first six months of fiscal 2017.  The lower cash provided by (used in) operating activities during the first six months of fiscal 2018 was driven by increases in controllable working capital (inventory, accounts receivable, accounts payable, and accrued expenses) of $22.1 million in the first six months of fiscal 2018 compared to cash generated from controllable working capital of $0.1 million during the same period of fiscal 2017.  Also contributing to the difference was lower earnings, excluding non-cash expenses, of $5.2 million during the first six months of fiscal 2018 compared to earnings, excluding non-cash expenses, of $8.7 million during the same period of fiscal 2017.   These factors were partially offset by lower cash tax payments of $0.9 million during the first six months of fiscal 2018 compared to $2.8 million during the same period of fiscal 2017.

Net cash used in investing activities was $6.3 million in the first six months of fiscal 2018, which was lower than cash used in investing activities during the same period of fiscal 2017 of $9.8 million as a result of decreased additions to property, plant and equipment, as the Company completed its capacity expansion in sheet manufacturing.

Net cash used in financing activities in the first six months of fiscal 2018 of $5.8 million included $5.5 million of dividend payments and approximately $0.2 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.

The Company’s sources of liquidity for the remainder of fiscal 2018 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At March 31, 2018, the Company had cash of $17.5 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On May 3, 2018, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock. The dividend is payable June 15, 2018 to stockholders of record at the close of business on June 1, 2018. The aggregate cash payout based on current shares outstanding will be approximately $2.8 million, or approximately $11.0 million on an annualized basis.

Impact of the Tax Cuts and Jobs Act on Deferred Tax Assets

On December 22, 2017, the Tax Cuts and Jobs Act (the "Act") was signed into law. Among other changes is a permanent reduction in the federal corporate income tax rate from 35% to 21%, which the Company expects will positively impact the Company’s future effective tax rate and after-tax earnings in the United States. As a result of the Act, the Company’s blended rate for fiscal 2018 is 24.5%.  The Company may also be affected by certain other aspects of the Act, including, without limitation, provisions regarding repatriation of accumulated foreign earnings and deductibility of capital expenditures.  The Company is in the process of determining the effect, if any, those provisions will have on the Company’s financial results, and there can be no assurance of whether such additional effects will be positive or negative.

As a result of the reduction in the corporate income tax rate, the Company was required to revalue its net deferred tax asset to account for the future impact of lower corporate tax rates on this deferred amount and record any change in the value of such asset as a one-time non-cash charge on its income statement. The Company has performed an analysis of its first six months of fiscal 2018 tax provision based on the new tax rate as compared to the previous year’s effective tax rate of 40% (which includes state and foreign taxes), and determined the amount of such expense to be $19.7 million, which reduced the Company’s reported net income for the first six months of fiscal 2018.

Guidance

Given the positive trends we are seeing in order entry rates, backlog and pricing, the Company expects third quarter revenue and earnings to be better than those of the second quarter of fiscal 2018.

Earnings Conference Call

The Company will host a conference call on Friday, May 4, 2018 to discuss its results for the second quarter of fiscal 2018.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, May 4, 2018	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, May 4th at 11:00 a.m. ET, through 11:59 p.m. ET on Monday, June  4th, 2018. To listen to the replay, please dial:

Replay:	877-481-4010
Conference:	28589

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2018 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2017.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2018	2017	2018
Net revenues	$103,112	$110,206	$196,467	$199,899
Cost of sales	93,324	98,754	176,192	181,437
Gross profit	9,788	11,452	20,275	18,462
Selling, general and administrative expense	10,541	12,284	20,853	23,054
Research and technical expense	991	965	1,934	1,853
Operating income (loss)	(1,744)	(1,797)	(2,512)	(6,445)
Interest income	(44)	(17)	(101)	(35)
Interest expense	236	229	405	459
Income (loss) before income taxes	(1,936)	(2,009)	(2,816)	(6,869)
Provision for (benefit from) income taxes	(46)	59	(254)	17,725
Net income (loss)	$(1,890)	$(2,068)	$(2,562)	$(24,594)
Net income (loss) per share:
Basic	$(0.15)	$(0.17)	$(0.20)	$(1.99)
Diluted	$(0.15)	$(0.17)	$(0.20)	$(1.99)
Weighted Average Common Shares Outstanding
Basic	12,401	12,422	12,391	12,417
Diluted	12,401	12,422	12,391	12,417

Dividends declared per common share	$0.22	$0.22	$0.44	$0.44

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

 (in thousands, except share data)

	September 30,	March 31,
	2017	2018
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$46,328	$17,534
Accounts receivable, less allowance for doubtful accounts of $620 and $1,298 at September 30, 2017 and March 31, 2018, respectively	61,602	65,737
Inventories	244,457	267,870
Income taxes receivable	—	10,849
Other current assets	2,781	3,669
Total current assets	355,168	365,659
Property, plant and equipment, net	192,556	187,465
Deferred income taxes	58,133	28,731
Other assets	5,107	5,441
Goodwill	4,789	4,789
Other intangible assets, net	6,066	5,802
Total assets	$621,819	$597,887
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,802	$34,235
Accrued expenses	14,108	14,988
Income taxes payable	195	—
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	2,500	2,500
Total current liabilities	54,700	56,818
Long-term obligations (less current portion)	7,896	8,592
Deferred revenue (less current portion)	20,329	19,079
Deferred income taxes	1,741	1,741
Accrued pension benefits (less current portion)	90,957	88,571
Accrued postretirement benefits (less current portion)	112,424	112,881
Total liabilities	288,047	287,682
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,544,933 and 12,562,133 shares issued and 12,509,757 and 12,520,020 shares outstanding at September 30, 2017 and March 31, 2018, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	248,733	250,050
Accumulated earnings	159,366	129,256
Treasury stock, 35,176 shares at September 30, 2017 and 42,113 shares at March 31, 2018	(1,646)	(1,869)
Accumulated other comprehensive loss	(72,694)	(67,245)
Total stockholders’ equity	333,772	310,205
Total liabilities and stockholders’ equity	$621,819	$597,887

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2017	2018
Cash flows from operating activities:
Net income (loss)	$(2,562)	$(24,594)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	10,597	11,449
Amortization	245	264
Pension and post-retirement expense - U.S. and U.K.	11,714	7,107
Stock compensation expense	1,225	1,317
Deferred revenue	(6,238)	(1,250)
Deferred income taxes	3,259	27,858
Loss on disposition of property	431	55
Change in assets and liabilities:
Restricted cash	5,023	—
Accounts receivable	(4,596)	(2,925)
Inventories	(7,653)	(21,548)
Other assets	(833)	(1,184)
Accounts payable and accrued expenses	12,369	2,385
Income taxes	(5,972)	(11,066)
Accrued pension and postretirement benefits	(5,780)	(4,905)
Net cash provided by operating activities	11,229	(17,037)
Cash flows from investing activities:
Additions to property, plant and equipment	(9,780)	(6,338)
Net cash used in investing activities	(9,780)	(6,338)
Cash flows from financing activities:
Dividends paid	(5,505)	(5,509)
Payment for purchase of treasury stock	(266)	(223)
Payments on long-term obligation	(83)	(109)
Net cash used in financing activities	(5,854)	(5,841)
Effect of exchange rates on cash	(527)	422
Increase (decrease) in cash and cash equivalents:	(4,932)	(28,794)
Cash and cash equivalents:
Beginning of period	59,297	46,328
End of period	$54,365	$17,534

Schedule 4

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE

(unaudited)

(in thousands)

	Six Months Ended March 31,
	2017	2018
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)

Net loss, as reported	$(2,562)	$(24,594)
Net loss per diluted share, as reported	$(0.20)	$(1.99)

Preliminary estimate of first quarter tax provision as
compared to the previous effective tax rate of 40%:
Revaluation of Deferred tax asset due to tax reform	—	17,954
Other impacts to estimated effective tax rate	—	2,519
Adjustment as compared to previous 40% effective tax rate	—	20,473
Adjustment impact on net loss per diluted share	$—	$1.65

Adjusted Net loss	(2,562)	(4,121)
Adjusted Net loss per diluted share	$(0.20)	$(0.34)